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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                             -----------------------

                Date of Report (Date of earliest event reported):
                                  June 15, 1995


                                 USX Corporation
- --------------------------------------------------------------------------------
                                      ----
             (Exact name of registrant as specified in its charter)


           Delaware             1-5153            25-0996816
       ---------------       ------------    -------------------
       (State or other       (Commission        (IRS Employer
       jurisdiction of       File Number)    Identification No.)
        incorporation)

600 Grant Street, Pittsburgh, PA                  15219-4776
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(Address of principal executive offices)          (Zip Code)

                                 (412) 433-1121
                         ------------------------------

                         (Registrant's telephone number,
                              including area code)
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ITEM 5.   OTHER EVENTS.

          On June 15, 1995, USX announced that it had eliminated the Marathon Group's Retained Interest in the Delhi Group (equivalent to 4,564,814 shares of USX-Delhi Group Common Stock). This was accomplished through a reallocation of assets and a corresponding adjustment to debt and equity attributed to the Marathon and Delhi Groups. The transfer was made at a price of $12.75 per equivalent share, or an aggregate of $58 million.

          The Audit Committee of the USX Board of Directors approved the transaction following receipt of advice from two nationally recognized investment banking firms, Lehman Brothers Inc., which acted on behalf of the Marathon Group, and Salomon Brothers Inc, which acted on behalf of the Delhi Group. Lehman Brothers and Salomon Brothers negotiated the per share price and rendered opinions to the Audit Committee that such price was fair from a financial point of view to the respective groups and their shareholders.

          As a result of the elimination, which will be reflected in the financial statements for the period ended June 30, 1995, the Delhi Group debt will be increased by $58 million and its common stockholders' equity will be reduced by the same amount. The effect of the elimination on future earnings per share of the Delhi Group will be dependent upon income levels relative to the cost of the incremental debt. Marathon Group debt will be reduced by $58 million. The effect on future operating results of the Marathon Group is not expected to be material.



                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USX CORPORATION


By   s/ Lewis B. Jones
     -------------------
     Lewis B. Jones
     Vice President
     & Comptroller


Dated:  June 15, 1995